Exhibit 99.1

IO Biotech Reports Second Quarter 2024 Financial Results and Provides Business Highlights

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Phase 3 interim analysis outcome still expected in Q3 2024 for the overall response rate (ORR) in the pivotal trial (IOB-013/KN-D18) of lead investigational therapeutic cancer vaccine, IO102-IO103, in combination with Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab) in patients with advanced melanoma; outcome of primary endpoint of progression free survival (PFS) expected in first half of 2025

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Completed enrollment in Phase 2 basket trial IOB-022/KN-D38 evaluating IO102-IO103 in combination with pembrolizumab in patients with non-small cell lung cancer (NSCLC) and squamous cell carcinoma of the head and neck (SCCHN); data from SCCHN cohort has been accepted for poster presentation at the European Society for Medical Oncology (ESMO 2024) congress; abstract with data from NSCLC cohort has been submitted for poster presentation at an upcoming fall medical meeting

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Completed enrollment in first cohort (cohort A) of Phase 2 solid tumor basket trial (IOB-032/PN-E40) evaluating IO102-IO103 in combination with pembrolizumab as neoadjuvant and adjuvant treatment of patients with resectable solid tumors; initiated enrollment in randomized melanoma cohort

•	Ended second quarter with approximately $100.7 million in cash and cash equivalents; the company confirms that cash position is expected to support operations into the fourth quarter of 2025

New York, NY – August 13, 2024: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulating therapeutic cancer vaccines based on its T-win® platform, today reported financial results for the second quarter ended June 30, 2024.

“During the first half of this year, we’ve continued to execute on our mission of developing breakthrough cancer vaccines that could potentially change the treatment paradigm for people living with melanoma and other types of cancer,” said Mai-Britt Zocca, PhD, President and CEO of IO Biotech. “We look forward to the planned interim analysis of our pivotal Phase 3 trial in first-line advanced melanoma followed by the data readout of the primary endpoint of progression free survival (PFS) in the first half of next year. Strategically, we continue to prepare for a potential launch in 2025 if the interim analysis data supports accelerated approval in the US.”

Dr. Zocca continued, “We are also focused on progressing our Phase 2 studies of IO102-IO103 in other hard-to-treat cancers and earlier line of treatment in melanoma patient populations, and are excited to share new insights this fall on the potential of IO102-IO103 in the first-line treatment of SCCHN and metastatic NSCLC.”

Recent Business Highlights

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The independent data monitoring committee (IDMC) for the company’s pivotal Phase 3 trial (IOB-013/KN-D18), which is evaluating IO102-IO103 in combination with KEYTRUDA® (pembrolizumab) in advanced melanoma, is expected to independently conduct a review of interim analysis data in the third quarter of 2024. The primary endpoint of the Phase 3 trial is PFS, which will be analyzed when 226 events have occurred in the trial, and the outcome of which the company projects will occur in the first half of 2025. If the IDMC recommendation after review of the interim analysis data is supportive, we believe the outcome could allow for submission of a Biologics License Application (BLA) in fourth quarter of 2024 for accelerated approval in the US.

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Updated data for the head and neck cohort of the company’s Phase 2 basket trial (IOB-022/KN-D38) evaluating IO102-IO103 in combination with pembrolizumab in patients with metastatic NSCLC or recurrent or metastatic SCCHN was accepted for poster presentation at the European Society of Medical Oncology (ESMO 2024) congress taking place September 13-17 in Barcelona. This presentation will share efficacy and safety data for the full patient cohort, which completed enrollment earlier this year. The company plans to share updates from the NSCLC cohort, which also completed enrollment, at a medical meeting this fall.

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The company continued to progress its Phase 2 solid tumor basket trial (IOB-032/PN-E40) studying treatment with IO102-IO103 in combination with pembrolizumab given before (neo-adjuvant) and after (adjuvant) surgery with curative intent in patients with resectable melanoma or SCCHN. The single arm melanoma cohort of the trial, cohort A, is now fully enrolled and enrollment in the single arm SCCHN cohort, cohort B, continues. Enrollment is also ongoing in the randomized melanoma cohort, cohort C, in which patients are randomized either to IO102-IO103 in combination with pembrolizumab or to pembrolizumab alone.

Second Quarter 2024 Financial Results

•	Net loss for the three months ended June 30, 2024, was $20.7 million, compared to $21.2 million for the three months ended June 30, 2023.

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Research and development expenses were $15.8 million for the three months ended June 30, 2024, compared to $16.5 million for the three months ended June 30, 2023. The decrease was primarily related to timing of clinical trial-related activities for the company’s IO102-IO103 therapeutic cancer vaccine candidate, including the continued execution of the company’s pivotal Phase 3 clinical trial. The company recognized $0.7 million in research and development equity-based compensation for the three months ended June 30, 2024, compared to $0.9 million for the three months ended June 30, 2023.

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General and administrative expenses were $5.7 million for the three months ended June 30, 2024, compared to $5.3 million for the three months ended June 30, 2023. The company recognized $1.0 million in general and administrative equity-based compensation for the three months ended June 30, 2024, compared to $0.7 million for the three months ended June 30, 2023.

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Cash and cash equivalents as of June 30, 2024 were $100.7 million, compared to $143.2 million at December 31, 2023. During the three months ended June 30, 2024, the company used cash, cash equivalents and restricted cash of $17.0 million. The company continues to expect that it will have sufficient cash to run the company into the fourth quarter of 2025.

About IO102-IO103

IO102-IO103 is an investigational off-the-shelf therapeutic cancer vaccine designed to kill both tumor cells and immune-suppressive cells in the tumor microenvironment (TME) by stimulating activation and expansion of T cells against indoleamine 2,3-dioxygenase (IDO) positive and programmed death-ligand 1 (PD-L1) positive cells. The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) investigating IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with advanced melanoma, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) investigating IO102-IO103 in combination with pembrolizumab as first line treatment in patients with solid tumors, and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) investigating IO102-IO103 in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors.

The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck, which is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About the IOB-013/KN-D18 Pivotal Phase 3 Clinical Trial

IOB-013/KN-D18 (Clinical Trials.gov: NCT05155254) is an open label, randomized Phase 3 pivotal clinical trial evaluating IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. A total of 407 patients have been enrolled from more than 100 centers across the United States, Europe, Australia, Turkey, Israel and South Africa. The primary endpoint of the study is progression free survival, an event-driven analysis conducted when 226 events, defined as disease progression or death, have been reported in the study. Secondary endpoints include overall response rate (ORR), overall survival (OS), durable objective response (DRR), complete response rate (CRR), duration of response (DoR), time to complete response (TTCR), disease control rate (DCR), and incidence of AEs and SAEs (safety and tolerability). Biomarkers in the blood and tumor tissue will also be assessed. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab.

About the IOB-013/KN-D18 Clinical Trial Endpoints

The primary endpoint of the IOB-013/KN-D18 trial is progression free survival (PFS). The PFS analysis is event-driven and will be conducted when 226 events have occurred in the trial, which the company estimates will take place in the first half of 2025. Additionally, there is a planned per-protocol interim analysis of overall response rate when the first 225 randomized patients reach one year of treatment in mid-2024. The outcome of this analysis is expected in the third quarter of 2024. There is a high statistical bar for the Phase 3 interim analysis (p≤0.005), which was set to preserve most of the alpha for the primary endpoint of PFS. Regardless of the outcome of the interim analysis, the trial is designed to continue to the primary PFS endpoint.

About IOB-022/KN-D38 Phase 2 Solid Tumor Basket Trial

IOB-022/KN-D38 (NCT05077709) is a non-comparative, open label trial to investigate the safety and efficacy of IO102-IO103 in combination with pembrolizumab in first-line advanced cancers in non-small cell lung cancer (NSCLC) and squamous cell carcinoma of the head and neck (SCCHN). IO Biotech is sponsoring the Phase 2 trial and Merck is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

About IOB-032/PN-E40 Phase 2 Solid Tumor Basket Trial

IOB-032/PN-E40 (NCT05280314) is a Phase 2 basket trial investigating the IO102-IO103 therapeutic cancer vaccine in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors. The study will enroll approximately 15 patients with melanoma and 15 patients with SCCHN in cohort A and cohort B respectively as single arm cohorts receiving combination of IO102-IO103 with pembrolizumab, whereas in cohort C ≥60 melanoma patients will be randomized 1:1 to either the combination of IO102-IO103 with pembrolizumab or pembrolizumab alone. In the neo-adjuvant period, for all cohorts, treatment is every 3 weeks (Q3W) for 3 cycles (melanoma) or 2-3 cycles (SCCHN). Patients entering the study will be scheduled for surgery and begin neoadjuvant treatment 4-9 weeks prior. Surgery will be followed by adjuvant treatment with the same regimen for 15 cycles. Cohort C patients with poor pathological response to pembrolizumab alone in the neo-adjuvant phase (>10% residual viable tumor) may cross over to combination treatment post-surgery. The primary endpoint is major pathological response at surgery (≤10% residual viable tumor; central assessment). IO Biotech is sponsoring the Phase 2 trial and Merck is supplying pembrolizumab.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating therapeutic cancer vaccines based on its T-win® platform. The T-win platform is based on a novel approach to cancer vaccines designed to activate T cells to target the immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, IO102-IO103, in clinical trials, and additional pipeline candidates through preclinical development. Based on positive Phase 1/2 first line metastatic melanoma data, IO102-IO103, in combination with pembrolizumab, has been granted a breakthrough therapy designation for the treatment of advanced melanoma by the US Food and Drug Administration. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com. Follow us on our social media channels on LinkedIn and X (@IOBiotech).

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the timing of the interim and primary analyses of the company’s Phase 3 trial, current or future clinical trials, their progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Investors

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

Media

Julie Funesti, National Health Media

Edelman

917-498-1967

Julie.Funesti@salutemcomms.com

IO BIOTECH, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating expenses
Research and development	$15,848	$16,504	$30,159	$28,404
General and administrative	5,685	5,348	11,571	11,372

Total operating expenses	21,533	21,852	41,730	39,776

Loss from operations	(21,533)	(21,852)	(41,730)	(39,776)

Other income (expense)
Currency exchange (loss) gain, net	(90)	10	(552)	268
Interest income	1,311	1,196	2,928	2,224

Total other income (expense), net	1,221	1,206	2,376	2,492

Loss before income tax expense	(20,312)	(20,646)	(39,354)	(37,284)
Income tax expense	374	532	789	938

Net loss	(20,686)	(21,178)	(40,143)	(38,222)

Net loss attributable to common shareholders	(20,686)	(21,178)	(40,143)	(38,222)

Net loss per common share, basic and diluted	$(0.31)	$(0.74)	$(0.61)	$(1.33)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	65,880,914	28,815,267	65,880,914	28,815,267

Other comprehensive loss
Net loss	$(20,686)	$(21,178)	$(40,143)	$(38,222)
Foreign currency translation	(151)	(141)	43	376

Total comprehensive loss	$(20,837)	$(21,319)	$(40,100)	$(37,846)

IO BIOTECH, INC.

Consolidated Balance Sheets

(Unaudited in thousands, except share and per share amounts)

	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$100,747	$143,193
Prepaid expenses and other current assets	6,905	4,062

Total current assets	107,652	147,255

Restricted cash	268	268
Property and equipment, net	735	847
Right of use lease asset	1,936	2,259
Other non-current assets	876	89

Total non-current assets	3,815	3,463

Total assets	$111,467	$150,718

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$5,016	$3,878
Lease liability - current	678	655
Accrued expenses and other current liabilities	8,029	11,184

Total current liabilities	13,723	15,717

Lease liability - non-current	1,472	1,839

Total non-current liabilities	1,472	1,839

Total liabilities	15,195	17,556

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized at June 30, 2024 and December 31, 2023; 65,880,914 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	66	66
Additional paid-in capital	409,797	406,587
Accumulated deficit	(303,965)	(263,822)
Accumulated other comprehensive loss	(9,626)	(9,669)

Total stockholders’ equity	96,272	133,162

Total liabilities and stockholders’ equity	$111,467	$150,718